EXHIBIT 10.16

249197
Amendment No. 4 to
USG Corporation
Non-Employee Director
Compensation Program
(As Amended and Restated February 13, 2008
and amended November 12, 2010, November 10, 2011 and November 14, 2013) .

Section 2 of the USG Corporation Non-Employee Director Program (As Amended and Restated February 13, 2008 and amended November 12, 2010, November 10, 2011 and November 14, 2013) is amended effective January 1, 2015 to read in its entirety as follows:

1.
An additional cash retainer of $20,000 per year for the chair of the Audit Committee of the Board, $15,000 per year for the chair of the Compensation and Organization Committee of the Board, and $10,000 per year for the chairs of the other Board committees, each payable in equal quarterly installments on the last business day of each calendar quarter, and an additional cash retainer of $20,000 per year for the Board’s Lead Director, payable in equal quarterly installments on the last business day of each calendar quarter commencing with the first quarter of 2015.

November 13, 2014